UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

S&T Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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S&T Bancorp, Inc.

800 Philadelphia Street

Indiana, Pennsylvania 15701

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 21, 2008

To the Shareholders of

S&T Bancorp, Inc.:

Notice is hereby given that the Annual Meeting of Shareholders of S&T Bancorp, Inc. (“S&T”) will be held on April 21, 2008, at 10:00 a.m., Eastern Time, at the S&T Training and Support Center, located at 355 North Fifth Street, Indiana, Pennsylvania 15701, for the purpose of considering and voting on the following matters:

1.	The election of four directors to serve terms expiring in 2011;

2.	To amend the Articles of Incorporation and By-laws of S&T to provide for the annual election of all directors;

3.	To ratify the selection of KPMG LLP as independent registered public accounting firm for the fiscal year 2008; and

4.	The transaction of such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on February 27, 2008 are entitled to notice of and to vote at such meeting or any adjournment thereof.

By Order of the Board of Directors,

/S/ ROBERT E. ROUT
Robert E. Rout Secretary

Indiana, Pennsylvania

March 19, 2008

IMPORTANT

YOUR VOTE IS IMPORTANT. IN ORDER TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION AS DIRECTORS OF THE NOMINEES NAMED IN THIS PROXY STATEMENT, FOR THE AMENDMENTS TO S&T’S ARTICLES OF INCORPORATION AND BY-LAWS TO PROVIDE FOR THE ANNUAL ELECTION OF ALL DIRECTORS AND FOR THE RATIFICATION OF THE SELECTION OF KPMG LLP AS INDEPENDENT REGISTERED ACCOUNTING FIRM FOR FISCAL YEAR 2008.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF

PROXY MATERIALS FOR THE 2008 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 21, 2008.

S&T’s Proxy Statement for the 2008 Annual Meeting of Shareholders, and S&T’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 are available at http://ww3.ics.adp.com/streetlink/stba.

IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS

The Securities and Exchange Commission (the “SEC”) has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process is commonly referred to as “householding.”

S&T has implemented “householding” in an effort to reduce the number of duplicate mailings to the same address. This process benefits both shareholders and S&T, because it eliminates unnecessary mailings delivered to your home and helps to reduce S&T’s expenses. “Householding” is not being used, however, if S&T has received contrary instructions from one or more of the shareholders sharing an address. If your household has received only one annual report and one proxy statement, S&T will deliver promptly a separate copy of the annual report and the proxy statement to any shareholder who contacts S&T’s transfer agent, American Stock Transfer & Trust Company (“AST”), by calling their toll-free number, 1-800-937-5449, or by mail to the attention of the Shareholder Relations Department at 59 Maiden Lane, Plaza Level, New York, New York 10038. You can also notify S&T that you would like to receive separate copies of S&T’s annual report and proxy statement in the future by calling AST. Even if your household has received only one annual report and one proxy statement, S&T will continue to send a separate proxy card for each shareholder residing at your address. Please note, however, that if you also hold shares of S&T in “street name” (e.g., in a brokerage account or retirement plan account) you may continue to receive duplicate mailings.

Each proxy card should be signed, dated and returned in the enclosed self-addressed envelope. If your household has received multiple copies of S&T’s annual report and proxy statement, you can request the delivery of single copies in the future by calling AST, as instructed above, or your broker, if you hold the shares in “street name.”

S&T BANCORP, INC.

2008 PROXY STATEMENT

S&T BANCORP, INC.

PROXY STATEMENT FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 21, 2008

INTRODUCTION

This Proxy Statement is being furnished to shareholders of S&T Bancorp, Inc. (“S&T”) in connection with the solicitation of proxies by the Board of Directors of S&T (the “S&T Board”) for use at the Annual Meeting of Shareholders, and any adjournments thereof, to be held at the time and place set forth in the accompanying notice (“Annual Meeting”). This Proxy Statement is being mailed to shareholders on or about March 19, 2008. At the Annual Meeting, shareholders of S&T will be asked to elect four directors of S&T to serve terms expiring in 2011, to approve the amendment to S&T’s Articles of Incorporation and By-laws to provide for the annual election of all directors, and to approve the ratification of the selection of KPMG LLP as independent registered public accounting firm for the fiscal year 2008.

All shareholders are urged to read this Proxy Statement carefully and in its entirety.

MEETING INFORMATION

Date, Place and Time

The Annual Meeting will be held on April 21, 2008, at 10:00 a.m., Eastern Time, at the S&T Training and Support Center, located at 355 North Fifth Street, Indiana, Pennsylvania.

Record Date, Voting Rights

The securities that can be voted at the Annual Meeting consist of shares of common stock of S&T, par value $2.50 per share (“Common Stock”), with each share entitling its owner to one vote on all matters. Only holders of the Common Stock at the close of business on February 27, 2008 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting. There were 3,024 record holders of the Common Stock and 24,586,486 shares of Common Stock outstanding as of the Record Date.

A quorum is required for the transaction of business at the Annual Meeting. A “quorum” is the presence at the meeting, in person or represented by proxy, of the holders of the majority of the outstanding shares. Abstentions are counted for purposes of determining presence or absence of a quorum, but are not considered a vote cast under Pennsylvania law. Abstentions will not affect the outcome of a vote on a particular matter, except in the case of Proposal 2, it will have the same effect as a vote against the proposal. Shares held by brokers in street name and for which the beneficial owners do not vote on a particular proposal because the brokers do not have discretionary voting power and have not received instructions from the beneficial owners to vote on that item are called “broker non-votes.” Broker non-votes are counted to determine if a quorum is present, but are not considered a vote “for” or “against” for determining the votes cast under Pennsylvania law. Any broker non-votes will have the same effect as a vote against in Proposal 2.

The director nominees will be elected by a plurality of the votes cast at the Annual Meeting, which means that the four nominees receiving the most votes will be elected. A withheld vote on any nominee will not affect the voting results. Proposal 3 and all other matters to be considered at the Annual Meeting require a majority of the votes cast at the meeting to be approved. Proposal 2 requires the affirmative vote of at least sixty six and two-thirds percent of the outstanding shares of Common Stock to be approved.

Voting and Revocation of Proxies

If the appropriate enclosed form of proxy is properly executed and returned to S&T in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Executed but unmarked proxies will be voted “FOR” the director nominees proposed by the S&T Board, which are presented in this Proxy Statement, “FOR” the amendments to S&T’s Articles of Incorporation and By-laws for the annual election of all directors, and “FOR” ratification of the selection of the independent registered accounting firm for fiscal year 2008. Except for procedural matters incident to the conduct of the Annual Meeting, S&T does not know of any matters other than those described in the Notice of Annual Meeting that are to come before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy will vote the shares represented by the proxies in their discretion on such matters as recommended by a majority of the S&T Board.

The presence of a shareholder at the Annual Meeting will not automatically revoke such shareholder’s proxy. However, shareholders may revoke a proxy at any time prior to its exercise by filing with the Secretary of S&T a written notice of revocation, by delivering to S&T a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

Solicitation of Proxies

The cost of soliciting proxies in the form enclosed herewith will be borne by S&T. In addition to the solicitation of proxies by mail, S&T, through its directors, officers and regular employees, may also solicit proxies personally or by telephone. S&T also will request persons, firms and corporations holding shares of Common Stock in their names or in the name of their nominees, which are beneficially owned by others, to send proxy material to and obtain proxies from the beneficial owners and will reimburse the holders for their reasonable expenses in so doing.

PRINCIPAL BENEFICIAL OWNERS OF S&T COMMON STOCK

Under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a beneficial owner of a security is any person who directly or indirectly has or shares voting power or investment power over such security. Such beneficial owner under this definition need not enjoy the economic benefit of such securities. The following are the only shareholders known to S&T to be deemed to be a beneficial owner of 5% or more of Common Stock as of December 31, 2007:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common Stock	S&T Bank, Wealth Management Group 800 Philadelphia Street, Indiana, PA 15701	2,547,098	(1)	10.4%

Common Stock	Ariel Capital Management, LLC 200 E. Randolph Drive, Suite 2900 Chicago, IL 60601	3,078,153	(2)	12.5%

(1)	Wealth Management Group (“WMG”) has sole voting power for 1,522,003 of these shares and no voting power for 141,753 of these shares held in customer accounts. It is the intention of management to vote the shares for which it has sole voting power “FOR” the director nominees named in this Proxy Statement and any other matters to be acted upon at the Annual Meeting. The remaining 883,342 shares of Common Stock are held by WMG as trustee of the Thrift Plan for Employees of S&T Bank (the “Thrift Plan”). The Thrift Plan participants will vote such shares directly through AST, S&T’s transfer agent. AST will vote any allocated shares for which it has not received any instruction in the same proportion as shares for which voting instructions have been received.
(2)	According to its Form 13G/A filed with the SEC on February 13, 2008, Ariel Capital Management, LLC has sole dispositive power for 3,078,153 shares, with sole voting power for 1,387,078 of these shares.

S&T is not aware of any other person who beneficially owns more than 5% of any class of securities of S&T other than those listed above.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires S&T’s directors and executive officers, and persons who own more than 10% of S&T’s stock, to report to the SEC certain of their transactions with respect to S&T’s Common Stock. The SEC reporting rules require that changes in beneficial ownership generally be reported on Form 4 within two business days after the date on which the change occurs. A Form 3 to report stock holdings in S&T must be filed within ten days of when a director, executive officer or person who owns more than 10% of S&T’s stock becomes subject to Section 16(a) of the Exchange Act.

During 2007, all directors and executive officers timely filed all required reports of beneficial ownership and changes in beneficial ownership, with the exception of the following: Executive Officers David P. Ruddock, Thomas E. Kiral and Todd D. Brice each did not file a Form 4 within two business days for a sale of shares. Executive Officer David G. Antolik and Director Alan Papernick each did not file a Form 4 within two business days for a purchase of shares indirectly owned. These late filings were inadvertent, and the required filings have since been made. Executive Officers David G. Antolik, Todd D. Brice, Edward C. Hauck, Tony E. Kallsen, Thomas E. Kiral, David L. Krieger, James C. Miller, Malcolm E. Polley, Robert E. Rout, David P. Ruddock and Gregor T. Young who were the recipients of the December 17, 2007 grant of restricted shares of Common Stock as short-term incentive awards did not file a Form 4 within two business days of the grant date. The exact number of restricted shares could not be calculated until S&T’s books were closed in early January 2008. After the recipients received a letter stipulating the number of shares granted, all of the Form 4s were filed.

BENEFICIAL OWNERSHIP OF S&T COMMON STOCK BY DIRECTORS AND OFFICERS

The following table sets forth, as of February 27, 2008, the amount and percentage of Common Stock beneficially owned by each director, each nominee for director and the Named Executive Officers (as defined below) of S&T, as well as the directors and executive officers of S&T as a group. Unless otherwise indicated, all persons listed below have sole voting and investment power of all shares of Common Stock. The business address of each of S&T’s directors and officers is 800 Philadelphia Street, Indiana, Pennsylvania 15701.

Name	Shares of Common Stock Beneficially Owned(1)	Percent Owned
Thomas A. Brice	144,039	*
Todd D. Brice(2)	95,637	*
James L. Carino	310,631	1.26%
John J. Delaney	84,652	*
Michael J. Donnelly	32,411	*
William J. Gatti(2)	45,055	*
Jeffrey D. Grube	37,135	*
Edward C. Hauck	35,604	*
Frank W. Jones	46,961	*
Joseph A. Kirk	78,872	*
David L. Krieger	32,008	*
Samuel Levy	172,851	*
James V. Milano(2)	4,097	*
James C. Miller	173,464	*
Christine J. Olson	172,323	*
Alan Papernick	38,405	*
Robert E. Rout	63,628	*
Charles A. Spadafora(2)	68,684	*
All directors and executive officers as a group (26 persons)	1,897,711	7.49%

(1)

May include shares held by spouse, other family members, as trustee or through a corporation. Includes shares issuable upon the exercise of nonstatutory stock options exercisable within 60 days of February 27,

2008: Mr. Thomas Brice, 29,250 shares; Mr. Todd Brice, 38,750 shares; Mr. Carino, 29,250 shares; Mr. Delaney, 29,250 shares; Mr. Donnelly, 14,250 shares; Mr. Gatti, 29,250 shares; Mr. Grube, 29,250 shares; Mr. Hauck, 21,500 shares; Mr. Jones, 29,250 shares; Mr. Kirk, 29,250 shares; Mr. Krieger, 21,500 shares; Mr. Levy, 29,250 shares; Mr. Miller, 112,500 shares; Ms. Olson, 29,250 shares; Mr. Papernick, 29,250 shares; Mr. Rout, 41,500 shares; Mr. Spadafora, 24,250 shares; and all other executive officers as a group, 194,750 shares. Mr. Miller disclaims beneficial ownership of 17,760 shares that are directly owned by his spouse. Mr. Thomas Brice disclaims beneficial ownership of 47,296 shares that are directly owned by his spouse. Mr. Carino disclaims beneficial ownership of 223,808 shares that are directly owned by JLC Partners, L.P. Mr. Papernick disclaims beneficial ownership of 4,000 shares held in trust for his grandchildren.

(2)	Nominee for election to the S&T Board.
*	Less than 1% of the outstanding Common Stock.

PROPOSAL 1—ELECTION OF DIRECTORS

General

The By-laws of S&T provide that the number of directors constituting the S&T Board shall consist of not less than 12 nor more than 25. Currently, there are 16 directors on the S&T Board. The S&T Board has determined that the following directors are independent under the Nasdaq listing standards: Mr. Carino, Mr. Delaney, Mr. Donnelly, Mr. Grube, Mr. Jones, Mr. Kirk, Mr. Levy, Mr. Milano, Mr. Papernick, and Mr. Spadafora. As previously disclosed, Mr. Levy, a Class 3 Director, will retire from the Board effective on the date of the Annual Meeting. Currently, the Articles of Incorporation of S&T provide for the classification of directors into three classes, as equal in number as possible, with approximately one-third of the directors elected annually for three-year terms. Certain information about the Nominees (Class 3 Directors), whose current terms will expire at the 2008 Annual Meeting and who are presently members of the S&T Board and the S&T Bank Board, is set forth below:

Class 3 Director Nominees Whose Terms Will Expire at the 2011 Annual Meeting:

Name	Age	Principal Occupation During Past 5 Years	Director Since
Todd D. Brice(4)	45	President and Chief Operating Officer of S&T and S&T Bank, formerly Executive and Senior Vice President of Commercial Lending at S&T and S&T Bank	2005
William J. Gatti	66	Formerly Chairman Millennium Pharmacy Systems, Inc.	1993
James V. Milano(1,3)	48	Certified Public Accountant, Independent Consultant and formerly Chief Financial Officer, NEP Supershooters L.P.	2006
Charles A. Spadafora(2)	66	President, Colonial Motor Mart	1987

Certain information about the directors whose terms continue (Class 1 and Class 2 Directors), who are directors of S&T and S&T Bank, is set forth below:

Class 1 Directors Whose Terms Expire at the 2009 Annual Meeting:

Name	Age	Principal Occupation During Past 5 Years	Director Since
John J. Delaney(2,3)	66	President, Delaney Chevrolet, Buick, Honda, Hyundai, Subaru	1987
Michael J. Donnelly(2,3)	50	President, Indiana Printing and Publishing Company, Inc.	2001
Frank W. Jones(1,3)	63	Attorney-at-Law, Independent Practice	1997
Christine J. Olson	51	Chairman and Chief Executive Officer, S. W. Jack Drilling Company, and Partner, C&N Company—Gas Drillers and Producers	1984
Alan Papernick(2)	70	Attorney-at-Law, Papernick and Gefsky, LLC	1997

Class 2 Directors Whose Terms Expire at the 2010 Annual Meeting:

Name	Age	Principal Occupation During Past 5 Years	Director Since
Thomas A. Brice	68	Vice President, Douds, Inc.—Retail Interior Furnishings	1980
James L. Carino	75	President, J.L. Carino Nurseries, Inc.	1987
Jeffrey D. Grube(1,3)	54	President, B.F.G. Manufacturing Service, Inc.	1997
Joseph A. Kirk(1,2)	68	President, Beaver Meadow Creamery, Inc.	1993
David L. Krieger	64	Formerly, Senior Executive Vice President and Commercial Lending Group Manager of S&T Bank	2007
James C. Miller	62	Chairman and Chief Executive Officer of S&T and S&T Bank, formerly President of S&T and S&T Bank	1993

(1)	Member of the Audit Committee of S&T Bank and S&T.
(2)	Member of the Compensation and Benefits Committee of S&T Bank and S&T.
(3)	Member of the Nominating and Corporate Governance Committee of S&T Bank and S&T.
(4)	Director Todd D. Brice is the son of Director Thomas A. Brice.

THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES.

CORPORATE GOVERNANCE

Board and Committee Meetings

The S&T Board has implemented a formal policy that strongly encourages director attendance at the annual meeting of shareholders. In 2007, all of S&T’s directors attended the annual meeting of shareholders.

During 2007, the S&T Board held eleven full board meetings, with the following number of meetings held by the S&T Board committees: Audit, five; Compensation and Benefits, three; Nominating and Corporate Governance, five; and Wealth Management Group Oversight, four. All directors attended at least 75% of the total number of meetings of the S&T Board and committees. Director Krieger was appointed in October 2007 and attended at least 75% of the meetings subsequent to his appointment.

Audit Committee

The members of the Audit Committee are Joseph Kirk, Jeffrey Grube, Frank Jones and James Milano. All members meet the independence standards for audit committees established by the SEC and Nasdaq. A written charter approved by the S&T Board governs the committee and includes the provisions required by the Nasdaq listing standards. A copy of the charter is included on S&T’s website www.stbancorp.com, under Corporate Governance. The committee has provided information regarding the functions performed by the committee and its membership in the “Report of the Audit Committee,” included in this Proxy Statement on page 32. James V. Milano has been designated by the S&T Board as S&T’s “audit committee financial expert.” The S&T Board has determined that Mr. Milano meets the qualifications of an audit committee financial expert under SEC regulations adopted under the Sarbanes-Oxley Act of 2002. Mr. Milano is a C.P.A. with 20 years of public accounting experience including managing partner of Datemasch Milano & Associates and five years of experience serving as CFO of NEP Supershooters L.P. He has a B.S. in business administration and an M.S. in taxation. This experience and education has given Mr. Milano an understanding of U.S. generally accepted accounting principles and financial statements; the ability to assess general applications of such principles in connection with accounting for estimates, accruals and reserves; experience preparing, auditing, analyzing or evaluating financial statements presenting a breadth and level of complexity of accounting issues that are comparable to S&T’s financial statements; an understanding of internal control over financial reporting; and an understanding of audit committee functions.

Compensation and Benefits Committee

The members of the Compensation and Benefits Committee (“Compensation Committee”) are Samuel Levy, John Delaney, Michael Donnelly, Joseph Kirk, Alan Papernick, and Charles Spadafora. The committee’s function is to recommend to the S&T Board action on executive compensation and compensation and benefit changes brought to it by management. A written charter approved by the S&T Board governs the committee. A copy of the charter is included on S&T’s website www.stbancorp.com, under Corporate Governance. The committee is comprised entirely of independent board members, as defined by Nasdaq listing standards. The report of the Compensation Committee is on page 19.

Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee (the “Nominating Committee”) are Samuel Levy, James Milano, John J. Delaney, Michael Donnelly, Frank Jones, and Jeffrey Grube. The Nominating Committee was formed in 2003, and the functions of this committee are to assist the S&T Board in reviewing the qualifications and independence of the members of the S&T Board and its various committees on a periodic basis as well as the composition of the S&T Board as a whole; to oversee the evaluation of the performance of the S&T Board and its committees as a whole; to select director nominees for election by shareholders and to provide guidance to the S&T Board on corporate governance issues. In addition, the Nominating Committee reviews all transaction with related parties, see page 30. A written charter approved by the S&T Board governs the committee. A copy of the charter is included on S&T’s website www.stbancorp.com, under Corporate Governance. The committee is comprised entirely of independent board members, as defined by Nasdaq listing standards.

The Nominating Committee has adopted, and the S&T Board has ratified, a corporate policy for identifying and evaluating candidates for membership on the S&T Board. The Nominating Committee identifies potential candidates based on suggestions from directors, officers of S&T and S&T shareholders. The Nominating Committee will consider shareholder nominations for directors in accordance with the procedure set forth in Section 202 of S&T’s Bylaws and applicable law. The procedure provides that a notice relating to the nomination must be timely given in writing to the Secretary of S&T prior to the meeting. To be timely, the notice must be delivered not earlier than the close of business on the 120th day, nor later than the close of business on the 60th day, immediately preceding the meeting. Such notice must be accompanied by the nominee’s written consent to be named in the applicable proxy statement and contain information relating to the business experience and background and holdings of Common Stock of the nominee and information with respect to the nominating shareholder. There are no differences in the manner in which the Committee evaluates candidates for membership on the S&T Board based on whether such candidate is recommended by a shareholder, the Nominating Committee, or by any other source.

The Nominating Committee shall take into account all factors and criteria it considers appropriate, which will include but not be limited to: high personal and professional integrity, sound judgment and exceptional ability; business experience; area of residence in relationship to S&T’s geographic market, other directorship experience that would be beneficial to the S&T Board and management of S&T, diversity of experience relative to that of other S&T directors, age, level and type of education, whether the candidate will be effective in serving the long-term interests of S&T’s shareholders, whether the candidate has sufficient time and energy to devote to the affairs of S&T, whether the candidate possesses a willingness to challenge and stimulate management and the ability to work as part of a team, whether the candidate meets the independence requirements of the Nasdaq listing standards, whether the candidate is free from conflicts of interest with S&T, and any factors related to the ability and willingness of a new director to serve, or an existing director to continue his or her service.

The Nominating Committee is empowered to engage a third party search firm to assist it in identifying director candidates, but the Nominating Committee did not do so in 2007. S&T has not receive any shareholder nominations for consideration for this Annual Meeting. Accordingly, S&T has not rejected or refused such candidates.

Shareholder Communications with Directors

Shareholders who desire to communicate with the S&T Board or a specific director should send any communication, in writing, to S&T Bancorp, Inc., 800 Philadelphia Street, Indiana, Pennsylvania 15701, ATTN: Corporate Secretary. Any such communication should state the number of shares beneficially owned by the shareholder. S&T’s Corporate Secretary shall initially review all communications received in accordance with the Shareholders Communication Policy adopted by the S&T Board. The Corporate Secretary will relay all such communications to the appropriate director or directors on a periodic basis unless the Corporate Secretary determines that the communication does not relate to the business or affairs of S&T or the functioning or constitution of the S&T Board or any of its committees; relates to routine or insignificant matters that do not warrant the attention of the S&T Board; is an advertisement or other commercial solicitation or communication; is frivolous or offensive; or is otherwise not appropriate for delivery to directors. The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full S&T Board or one or more of its committees and whether any response to the person sending the communication is appropriate. Any such response will be made through S&T’s management and only in accordance with S&T’s policies and procedures, applicable laws and regulations relating to the disclosure of information.

Code of Conduct and Ethics

S&T has earned its reputation as a respected leader in the communities it serves and in the financial services industry by conducting business in an ethical, responsible and professional manner. S&T is proud of the high standards of quality and service that have been its hallmark through the years. These qualities represent fundamental business practices and apply to all directors, officers and employees.

The S&T Board has adopted a Code of Conduct for directors, officers and employees, which is posted on S&T’s website www.stbancorp.com, under Corporate Governance. The Code of Conduct addresses the professional, honest and candid conduct of each director, officer and employee; conflicts of interest, disclosure process, compliance with laws, rules and regulations (including insider trading laws); corporate opportunities, confidentiality, fair dealing, protection and proper use of Company assets, and encourages the reporting of any illegal or unethical behavior. A waiver for an executive officer or director of S&T may be made only by the Audit Committee and must be promptly disclosed as required by SEC or Nasdaq rules. S&T will disclose any such waivers, as well as any amendments to the Code of Conduct, on S&T’s website. Shareholders may obtain a printed copy of the Code of Conduct by contacting the Secretary at the address previously provided.

Director Independence

The S&T Board determines annually that a majority of directors serving on the S&T Board are independent as defined in Rule 4200(a)(15) of listing standards of Nasdaq. In 2007, the S&T Board also considered all direct and indirect transactions described in “Transactions with Related Parties” and “Compensation Committee Interlocks and Insider Participation” in determining whether the director is independent. There were no other related party transactions other than those described in the aforementioned sections of this Proxy Statement. The Nominating Governance Committee has the delegated responsibility to evaluate each director’s qualifications for independence for the S&T Board and for the committees of the S&T Board. Following review of the objective measures, the Nominating Committee and S&T Board also consider on a subjective basis each director’s personal and/or business relationships, regardless of dollar amount.

On February 18, 2008, the S&T Board determined the following directors are independent under Nasdaq Rule 4200(a)(15): Mr. Carino, Mr. Delaney, Mr. Donnelly, Mr. Grube, Mr. Jones, Mr. Kirk, Mr. Levy, Mr. Milano, Mr. Papernick, Mr. Sampson and Mr. Spadafora. As discussed above, all members on the Compensation Committee, and the Nominating Committee are independent under this Nasdaq rule. In addition, the S&T Board determined the independence of directors for service on the Audit Committee under Exchange Act Rule 10A-3 and Nasdaq Rule 4350. As discussed above, all members on the Audit Committee are independent under Exchange Act Rule 10A-3 and Nasdaq Rule 4350.

Compensation Committee Interlocks and Insider Participation

On December 1, 1997, S&T Bank entered into an agreement to lease from Director Sampson branch space and a freestanding drive-up teller and ATM facility located in a shopping plaza. On October 20, 2006, S&T Bank exercised an option beginning on December 1, 2007 that provides for a ten-year term, annual consumer price index adjustment, real estate taxes, maintenance and a ten-year renewal option. The current monthly rent is $10,801. During 2007, S&T made payments of $104,012 under this lease.

During 2007, S&T Bank made payments of $13,811 and $16,246 for the purchase and maintenance, respectively, of vehicles from a company owned by Director Spadafora. In addition, S&T Bank made payments of $111,551 and $239 for the purchase of goods and services from companies owned or controlled by Directors Donnelly and Levy, respectively.

During 2007, S&T Bank made payments for the purchase and maintenance of vehicles and the lease of a parking lot from companies owned or controlled by Director Delaney for $5,550 and $48,000, respectively. The terms of the parking lot lease agreement provide for monthly payments of $4,000 until April 30, 2010 with additional four successive renewal options of five years each and one successive renewal option of four years. The monthly rental shall be increased for each renewal term based on the Consumer Price Index.

In addition, S&T Bank may make extensions of credit to members of the Compensation Committee in the ordinary course of business and on the same terms as available to others. See “Transactions with Related Parties.”

PROPOSAL 2—APPROVAL OF THE AMENDMENTS TO S&T’S ARTICLES OF INCORPORATION

AND BY-LAWS FOR THE ANNUAL ELECTION OF DIRECTORS

General

Article Nine of S&T’s Articles of Incorporation and Sections 206 and 207 of the By-laws establishes three classes of directors, Class 1, 2 and 3, having three-year terms. Generally, absent the earlier resignation or removal of a Class member, the terms of the classes are staggered and one Class stands for reelection at each annual meeting of shareholders. On November 19, 2007, upon the recommendation of the Nominating Committee, the S&T Board unanimously approved an amendment of Article Nine of S&T’s Articles of Incorporation and Section 206 of the By-laws to declassify the board of directors, remove the class designations for each of the director’s terms and institute annual voting for each director to serve a one-year term, subject to shareholder approval at the Annual Meeting. If approved and adopted by S&T’s shareholders, the amendment to the Articles of Incorporation will be filed with the Department of State of the Commonwealth of Pennsylvania promptly following the vote at the Annual Meeting and will be in effect immediately upon acceptance of the filing by the Department of State of the Commonwealth of Pennsylvania.

In making its determination to recommend declassification, the S&T Board considered arguments both for and against the classified board structure. Weighing in favor of the classified board structure is the S&T Board’s belief that historically a classified board structure with staggered three-year terms has helped ensure that at any given point at least two-thirds of the S&T Board has prior experience and familiarity with our business and the complex marketplace in which we operate. The S&T Board believes that such long-term institutional knowledge benefits S&T and enables the S&T Board to provide long-term strategic planning. The S&T Board also considered the fact that a classified board structure may help safeguard S&T against unsolicited third-party efforts to take control of S&T without paying fair value for S&T’s business and assets, by preventing the unilateral removal of directors by a potential acquirer at a single annual meeting. The S&T Board also considered the possibility that the classified board structure enhances the independence of the non-employee directors who sit on the S&T Board.

On the other hand, the S&T Board recognizes an emerging consensus among investors that the classified board structure may reduce the accountability of directors to shareholders by decreasing the frequency with which such directors stand for re-election. The S&T Board also recognizes that director elections are the primary means by which S&T shareholders affect corporate management and thus that the classified board structure may have an adverse impact on shareholder influence over company policy. After weighing these factors, the S&T Board has determined that it is an appropriate time to propose declassifying the S&T Board to the shareholders and believes these amendments are advisable and in the best interests of S&T and its shareholders.

To ensure a smooth transition to the system of annual election of the entire board, annual elections would be phased in as current terms of directors expire. Current directors would serve the remainder of their three-year terms until 2009, 2010 and 2011, respectively, and annual elections would begin for those directors upon expiration of their terms. All directors would be elected annually beginning in 2011. Directors elected by the S&T Board to fill vacancies would serve only until the next election of directors by the shareholders.

Amendment to the Articles of Incorporation

If approved by the shareholders, Article Nine of S&T’s Articles of Incorporation will be deleted in it entirety and replaced with the following new Article Nine:

Classification of Directors. All directors elected prior to or at the S&T’s 2008 Annual Meeting were elected for three year terms, expiring at the third annual meeting following their election. All directors elected at or after the Corporation’s 2009 Annual Meeting shall be elected at each annual meeting of shareholders for a term expiring at the next annual meeting of shareholders following their election. Unless they are elected to fill vacancies, the directors shall be elected to hold office until the next annual meeting of shareholders after their election and until their successors shall have been elected and qualified.

Amendment to the By-laws

If approved by the shareholders, Sections 206 and 207 of S&T’s By-laws will be deleted in its entirety and replaced with the following new Sections 206 and 207:

Section 206. Classification of Directors. All directors elected prior to or at S&T’s 2008 Annual Meeting were elected for three-year terms, expiring at the third annual meeting following their election. All directors elected at or after the Corporation’s 2009 Annual Meeting shall be elected at each annual meeting of shareholders for a term expiring at the next annual meeting of shareholders following their election. Each Director shall serve until his or her successor shall have been elected and shall qualify, even though his or her term of office as herein provided has otherwise expired, except in the event of his or her earlier death, resignation, removal or disqualification from office. The affirmative vote of at least sixty-six and two-thirds (66 2/3) percent of the outstanding shares of Common Stock entitled to vote generally in the election of directors, voting together as a single class shall be required to alter, amend, adopt any provision inconsistent with or repeal this Section.

Section 207. Vacancies. If a vacancy occurs on the Board, including a vacancy resulting from an increase in the number of Directors, the Board may fill the vacancy, or, if the Directors in office constitute fewer than a quorum of the Board, they may fill the vacancy by the affirmative vote of a majority of all the Directors in office. The shareholders may fill a vacancy only if there are no Directors in office. A Director elected to fill a vacancy shall serve only until the election of Directors by the shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSED AMENDMENT TO S&T’S ARTICLES OF INCORPORATION AND BY-LAWS FOR THE ANNUAL ELECTION OF DIRECTORS.

PROPOSAL 3—RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2008

The Audit Committee of the S&T Board appointed the firm of KPMG LLP, independent registered public accounting firm to audit and report on S&T’s financial statements for the fiscal year ending December 31, 2008.

Action by shareholders is not required by law in the appointment of independent accountants. However, the S&T Board considers this selection to be an important issue and therefore is submitting the selection of KPMG LLP for ratification by the shareholders. If the shareholders do not ratify this selection, the selection will be reconsidered by the Audit Committee.

KPMG LLP has no direct or indirect financial interest in S&T or in any of its subsidiaries, nor has it had any connection with S&T or any of its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee. Representatives of KPMG LLP will be present at the Annual Meeting and will be afforded an opportunity to make a statement if they desire to do so. It also is expected they will be available to respond to appropriate questions.

Fees Paid to Independent Registered Public Accounting Firm

During our fiscal year ended December 31, 2006, Ernst & Young LLP served as S&T’s independent registered public accounting firm and during our fiscal year ended December 31, 2007, KPMG LLP served as S&T’s independent registered public accounting firm.

Fees for professional services provided by our accountants in each of the last two fiscal years, in each of the following categories are:

	2007	2006
Audit Fees	439,327	562,900
Audit-Related Fees	78,736	0
Tax Fees	132,000	4,750
All Other Fees	0	0

	$650,090	$567,650

“Audit Fees” includes fees for audit services associated with the annual audit, the reviews of S&T’s quarterly reports on Form 10-Q, accounting consultations and SEC registration statements.

“Audit-Related Fees” includes fees related to the possible merger of IBT Bancorp, Inc. into S&T in 2008.

“Tax Fees” includes tax compliance and tax advice.

All 2006 fees were paid to Ernst & Young LLP and all 2007 fees were paid to KPMG LLP except for Audit Related Fees of $39,350 paid to Ernst & Young.

Pre-Approval Policies and Procedures

The Audit Committee is responsible for the approval of all services performed the independent registered accounting firm (“Independent Accountants”). All services provided by the Independent Accountants in 2007 were pre-approved by the Audit Committee. The Audit Committee is required to pre-approve all audit and non-audit services performed by the Independent Accountants to assure that the provision of such services does not impair the Independent Accountant’s independence. In addition, any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Audit Committee. The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the Independent Accountants to management.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2008

EXECUTIVE OFFICERS OF THE REGISTRANT

As of March 12, 2008, the executive officers of S&T are:

Name	Age	Principal Occupation During Past 5 Years	Officer of Corporation Since
James C. Miller	62	Chairman and Chief Executive Officer of S&T and S&T Bank, since August 2004; President and Chief Executive Officer of S&T and S&T Bank, January 1998 to August 2004	1983

Robert E. Rout	56	Senior Executive Vice President, Chief Financial Officer and Secretary of S&T and S&T Bank, since January 2005; Executive Vice President, Chief Financial Officer and Secretary of S&T and S&T Bank, August 1999 to December 2004	1993

David G. Antolik	41	Senior Executive Vice President, Chief Lending Officer, since January 2008, Executive Vice President, Commercial Lending, since August 2004; Senior Vice President, Commercial Lending, January 2002 to August 2004; Vice President, Commercial Lending, Septem	2004

Todd D. Brice	45	President and Chief Operating Officer of S&T and S&T Bank, since April 2005; President of S&T and S&T Bank, August 2004 to April 2005; Executive Vice President, Commercial Lending, January 2003 to August 2004; Senior Vice President, Commercial Lending, Ja	2003

Edward C. Hauck	55	Senior Executive Vice President and Retail Banking and Support Services Group Manager, since August 2004; Executive Vice President and Retail Banking and Support Services Group Manager, January 1997 to August 2004	1991

Tony E. Kallsen	40	Executive Vice President and Chief Credit Officer, since May 2006; Senior Vice President, National City Bank of Pennsylvania, March 2004 to May 2006; Senior Vice President, National City Bank of Michigan/Illinois, February 2002 to March 2004	2006

Thomas E. Kiral	47	President, S&T Insurance Group, since June 2001	2001

Mark Kochvar	47	Executive Vice President & Treasurer since January 2008; Senior Vice President and Treasurer since January 2001	2001

Michelle Petrovsky	41	Executive Vice President, Commercial Lending, since January 2008; Senior Vice President, Commercial Lending, January 2004 to December 2007; Vice President, Commercial Loan Officer, January 1998 to December 2003	2008

Malcolm E. Polley	45	President and Chief Investment Officer, Stewart Capital Advisors, LLC, since August 2005, Chairman & President, Stewart Capital Mutual Funds, since November 2006; Executive Vice President and Chief Investment Officer of S&T and S&T Bank, since January 2006; Senior Vice President, Chief Investment Officer, January 2003 to December 2005; Vice President, Chief Investment Officer, May 2001 to December 2002; Vice President, Trust Investments, West Des Moines State Bank, October 1999 to April 2001	2006

David P. Ruddock	46	Executive Vice President, Information Technology and Operations, since January 2004; Senior Vice President, Information Technology and Operations, February 1999 to December 2003	2004

Gregor T. Young IV	52	Executive Vice President and Managing Director, Wealth Management Group, since May 2000	2000

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Approval Process

Executive compensation decisions are made by the six-member Compensation and Benefits Committee (the “Compensation Committee”) of the S&T Board. Each member of the Compensation Committee is a non-employee director and qualifies as an independent director under the Nasdaq listing standards. The Compensation Committee independently decides the compensation that S&T will pay the chief executive officer. For the remaining executive officers, the chief executive officer makes recommendations to the Compensation Committee, which reviews and approves the recommendations. The Compensation Committee meets in an executive session to discuss and finalize its decisions regarding the chief executive officer’s compensation. The S&T Board reviews all decisions relating to the compensation of executive officers, except for decisions about awards under the S&T Bancorp, Inc. 2003 Incentive Stock Plan (the “2003 Plan”), which are made solely by the Compensation Committee. The Compensation Committee may delegate to its chairperson such power and authority as the Compensation Committee deems to be appropriate, except such powers and authorities required by law or regulation to be exercised by the whole Compensation Committee or a subcommittee of at least two members.

The Compensation Committee operates under a written charter, which it reviews and reaffirms on an annual basis.

Compensation Philosophy

The Compensation Committee considers overall corporate performance as well as individual initiative and achievements when reviewing and approving all compensation decisions relating to the chief executive officer and the other executive officers named in the Summary Compensation Table (the “Named Executive Officers”). The policy of the Compensation Committee is to provide compensation that is competitive within the banking industry to attract and retain qualified executives; is integrated with S&T’s corporate performance goals, the primary goal being earnings growth; rewards exceptional individual performance within the assigned area of operational responsibility; and, importantly, aligns the interests of senior management with the interests of S&T’s shareholders. The Compensation Committee also believes that compensation should recognize short- and long-term performance and include both cash and equity components. To meet the objectives of its policy, the Compensation Committee has established a compensation program for senior management, including the Named Executive Officers, which includes the following elements:

•	Salaries;

•	Short-term incentive awards;

•	Long-term incentive awards; and

•	Certain other benefits.

Compensation Program

The Compensation Committee reviews the compensation programs established by peer banks for executives having similar responsibilities to S&T’s executives to establish competitive benchmarks for S&T’s compensation program. The peer banks are similar in size to S&T and operate in S&T’s geographic market. While subject to change based on market and other relevant qualitative factors, the Compensation Committee includes the following peer banks in its comparison: United Bankshares, Inc.; First Commonwealth Financial Corporation; Chittenden Corporation; Park National Corporation; National Penn Bancshares, Inc.; First Financial Bancorp; Chemical Financial Corporation; Independent Bank Corporation; Harleysville National Corporation; City Holding Company; and Omega Financial Corporation (collectively, the “Peer Banks”). In addition, the Compensation Committee considers general industry peer group information contained in the SNL Financial Comparison Report.

S&T had engaged Towers Perrin to provide consultative services with regard to S&T’s compensation program for consideration of the 2006 compensation program for senior management, defined as senior vice president level and higher. The consultative services assisted the Compensation Committee in establishing salaries and short- and long-term incentive awards with performance guidelines that are consistent and competitive with the Peer Banks. The Compensation Committee will periodically update the information from these consultative services and adjust the executive compensation program, as warranted. S&T did not obtain consultative services from a third party to determine the compensation program for 2007, but relied on the 2006 peer information and other generally available compensation information of the Peer Banks. The Compensation Committee considers the compensation program for senior management to be in line with the Peer Banks’ compensation programs for similar levels of management.

Salaries

The purpose of base salary is to provide competitive and fair base compensation that recognizes the executives’ roles, responsibilities, contributions, experiences and performance. Base salary represents a fixed and guaranteed element of compensation that reflects executives’ long-term performance and market pay level for the role. Base salaries are targeted to be competitive with the practices of the Peer Banks. The Compensation Committee sets each executive’s individual pay annually to reflect individual experiences, expertise, performance and contributions in the role.

The Compensation Committee reviews the salary of the chief executive officer annually in December. The Compensation Committee compared the chief executive officer salary and performance against the Peer Banks. Particular emphasis for his 2007 salary was placed upon S&T’s performance, based on earnings per share goals in 2007, as well as the subjective assessment of Mr. Miller’s individual performance. Mr. Miller’s salary for 2007 was $490,000, which was a 4.26% increase from his 2006 salary. The Compensation Committee decided this increase was warranted because of the effects of inflation and also to recognize his leadership during a more challenging earnings environment presented by an unusual interest rate environment and the activity on four larger troubled commercial loans. This 2007 increase positioned his salary at approximately the 75th percentile of the Peer Banks. In December 2007, the Compensation Committee approved Mr. Miller’s 2008 salary increase of 7.14% to $525,000. The Compensation Committee decided on this increase due to the effects of inflation but also to recognize Mr. Miller’s leadership in achieving earnings per share goals for 2007 and for successfully negotiating and signing a definitive agreement with a targeted acquisition candidate.

The chief executive officer reviews the salary for the president and chief operating officer. The chief executive officer compared the president and chief operating officer salary and performance against the Peer Banks. Mr. Brice’s salary in 2007 was $300,000, which was a 5.26% increase from his 2006 salary. The chief executive officer recommended to the Compensation Committee that this increase was warranted due to the effects of inflation and to recognize his leadership over service-related lines of business, including insurance and wealth management services. This 2007 increase positioned his salary at approximately the 60th percentile of the Peer Banks. In December 2007, Mr. Brice’s 2008 salary was increased by 25% to $375,000. The chief executive officer recommended to the Compensation Committee that this increase was warranted due to the effects of inflation, his leadership over service-related lines of business during a successful year and his expanded responsibilities in anticipation of Mr. Miller’s announced retirement in April 2008. The Compensation Committee reviewed with the chief executive officer and approved the recommended increases to Mr. Brice’s salary for 2007 and 2008.

The chief executive officer and the president and chief operating officer review the salaries for the other Named Executive Officers on an annual basis in December. The salaries are compared to the salaries of executives with similar responsibilities at the Peer Banks, were set at approximately the 60th percentile of the Peer Banks, and then adjusted as appropriate. The Compensation Committee reviewed and approved with the chief executive officer and the president and chief operating the recommended salary increases for the other Named Executive Officers for 2007 and 2008.

In 2007, the salary for Mr. Rout, the chief financial officer and secretary, was $250,000, which was a 6.38% increase from his 2006 salary due to the effects of inflation and to his leadership over his area of responsibility. In December 2007, Mr. Rout’s 2008 salary was increased by 20% to $300,000. The increase for Mr. Rout was due to the effects of inflation, to his leadership over his respective area of responsibility during a successful year, including his role in the acquisition of the targeted merger candidate, and to his expanded responsibilities in anticipation of Mr. Miller’s retirement.

In 2007, the salary for Mr. Hauck, the retail banking support services group manager, was $232,000, which was a 4.04% increase from his 2006 salary due to the effects of inflation and to his leadership over his area of responsibility. In December 2007, Mr. Hauck’s 2008 salary was increased 18.53% to $275,000. The increase for Mr. Hauck was due to the effects of inflation, to his leadership over his respective areas of responsibility during a successful year, including his role in the acquisition of the targeted merger candidate, and to his expanded responsibilities in anticipation of Mr. Miller’s retirement.

The salary for Mr. Krieger, the commercial lending group manager, was $275,000 for 2006 and 2007; however, he was entitled to 12 weeks of vacation in 2007, rather than the four weeks of vacation available to S&T’s officers. Mr. Krieger retired from employment from S&T, effective December 31, 2007. Mr. Krieger will not receive a salary as an executive officer in 2008; however, he became a director on the S&T Board in October 2007 and will continue in that capacity with the usual compensation package for a non-employee director commencing on January 1, 2008.

Short-Term Incentive Award

Effective January 1, 1999, the Compensation Committee commenced the administration of a Management Incentive Plan as a short-term cash incentive award to more closely align the interests of shareholders and senior management by making a greater percentage of senior management’s total compensation dependent on the annual performance of S&T and the achievement of individual departmental goals.

Annually, the Compensation Committee establishes specific incentive opportunities, with primary emphasis on earnings per share goals, which are expressed as a percentage of each participant’s base salary rate for the given year. Depending upon the level of success in meeting the established goals, the Named Executive Officers can earn up to 35% of their respective annual salaries. The Compensation Committee reviews and approves the awards in December, contingent upon the final full year earnings per share for S&T. In 2007, the earnings per share target was $2.26, which S&T achieved; therefore, senior management, including the Named Executive Officers, earned a Management Incentive Plan award in 2007, which was received in January 2008. In 2007, the chief executive officer and the president were eligible to earn 100% of their short-term incentive awards based upon achieving the earnings per share target. Messrs. Miller and Brice earned awards of $171,500 and $105,000, respectively, due to achieving the earnings per share target. The other Named Executive Officers were eligible to earn 50% of their award based upon achieving the earnings per share target and 50% of their award based on individual department goals. The specific department goals for each Named Executive Officer are reviewed and approved prior to the beginning of the award year by the Compensation Committee. Mr. Rout earned an award of $87,500, which was 100% of his potential award. Mr. Hauck earned an award of $79,250, and his potential award was $81,200. Mr. Krieger’s incentive award was $75,000, which was 100% of his potential award. Mr. Krieger’s potential award was less than 35% of his salary due to his transitioning to retirement on December 31, 2007. The Named Executive Officers did not earn an award in 2006, as the earnings per share target was not met that year.

In 2008, the Named Executive Officers can earn up to 35% of their respective salaries by achieving an eight percent increase in earnings per share. The chief executive officer and the president are eligible to earn 100% of their short-term incentive award based upon achieving the earnings per share target. The other Named Executive Officers have the opportunity to earn 50% of their award based upon achieving the earnings per share target and 50% on individual department goals.

Long-Term Incentive Award

The Compensation Committee has increasingly weighted the Named Executive Officers’ actual compensation packages toward programs contingent upon S&T’s level of long-term (three years or greater) performance. This compensation element is intended to reward the executive for contributing to increasing shareholder value with sustained earnings growth into the future. The Compensation Committee endorses the position that stock ownership by management and stock-based performance compensation arrangements are beneficial in aligning management and shareholders’ interests and serves as an executive retention tool through vesting requirements. The S&T Bank Incentive Program for Senior Management (the “Incentive Program”), as a mechanism for determining awards pursuant to the 2003 Plan, is considered an important long-term element in S&T’s compensation program.

In 2006, in response to the anticipated costs of expensing stock options under Financial Accounting Standard No. 123(R) (“FAS 123R”), the Compensation Committee discontinued its practice of granting nonstatutory stock options annually.

In lieu of an annual stock option grant, the Compensation Committee, pursuant to its authority under the 2003 Plan, adopted the Incentive Program, a performance-based incentive plan whereby senior management will earn an incentive award based upon the achievement of predetermined incremental earnings per share goals for the following year. Depending upon the level of earnings per share goal achieved, the award, at the discretion of the Compensation Committee, will equal a percentage of the executive’s salary and be delivered in the form of restricted shares of common stock.

In 2007, the Named Executive Officers earned an award of 25% of their respective salaries by achieving a ten percent increase in earnings per share. The restricted shares of common stock were granted by the Compensation Committee on December 17, 2007 and will vest equally over a period of four years commencing on January 1, 2009. The number of shares awarded to the Named Executive Officers were: Mr. Miller, 4,007; Mr. Brice, 2,453; Mr. Rout, 2,044; Mr. Krieger, 2,249; and Mr. Hauck, 1,897. In addition, the Compensation Committee has established additional guidelines that limit senior management to selling only 25% of the vested restricted shares of common stock for current tax liabilities, until the officer achieves the stock ownership guidelines, as described below.

In 2008, the Named Executive Officers have the opportunity to earn an award of 25% of their respective salaries by achieving an eight percent increase in earnings per share. Any restricted shares of common stock will be granted by the Compensation Committee in January 2009 and are also expected to vest equally over a period of four years.

Certain Other Benefits

S&T provides other benefits, or perquisites, to the Named Executive Officers that are comparable to the other benefits provided at the Peer Banks viewed as a whole. The Compensation Committee believes that perquisites should be limited in scope and value. The primary perquisites for an executive are the payment of the initiation fees and dues for golf or social memberships at a private club, company contributions to a qualified defined benefit plan and a nonqualified deferred compensation plan, a company car or car allowance and company paid life insurance premiums.

S&T considers a social or country club to be an appropriate venue to entertain customers and to participate in various community functions. S&T pays for senior management to belong to one or more private clubs, since this level of management has significant customer contact and involvement in the community. Expenses of a personal nature or related to a spouse are not paid by S&T.

S&T Bank maintains the Thrift Plan for Employees of S&T Bank (the “Thrift Plan”), which is a qualified defined contribution plan. All employees may participate in the Thrift Plan with elective salary deferrals, or

401(k) contributions. During 2007, S&T Bank made matching contributions equal to 50% of the employees’ 401(k) contributions, up to a maximum of 3% of the participants’ eligible compensation. Beginning in 2008, the matching contributions equal 100% of the first 1% of the employees’ eligible compensation and 50% of the next 5% of the employees’ eligible compensation, up to a maximum of 3.5% of the employees’ eligible compensation. S&T considers the matching contributions to the Thrift Plan as an important incentive for employees to contribute toward their own retirement savings. In 2007, S&T contributed to the Thrift Plan in the amount of $6,750 for each Named Executive Officer.

In 2007, S&T Bank also made a year-end profit sharing contribution to the Thrift Plan equal to 5% of the employees’ eligible compensation for a total contribution of $1,590,466. Year-end profit sharing contributions are based on the performance of S&T, compared to earnings per share goals. The earnings per share goals in 2007 ranged from 2% to 8% for targets from $2.09 to $2.43, respectively. In 2008, the earnings per share goals range from 2% to 8% for targets from $2.26 to $2.62, respectively. The compensation taken into account for determining the amount of contributions made on behalf of a participant is subject to qualified plan limits ($225,000 in 2007; $230,000 in 2008). S&T believes that the year-end profit sharing contribution provides an incentive to employees, including executives, with respect to the achievement of corporate earnings goals. In 2007, S&T made a year end profit sharing contribution to the Thrift Plan of $11,250 for each Named Executive Officer.

The Compensation Committee also administers a cash incentive plan for all employees under the level of senior vice president, whereby these employees earn a cash award consistent with the ranges set for the year-end profit sharing contribution. For 2007, this award was 5% of employees’ salaries and is payable after a one year vesting period. S&T expects to pay approximately $1,244,000 to its employees for this award on January 8, 2009.

S&T Bank established the S&T Bancorp, Inc. Supplemental Savings, Make-Up and Deferred Management Incentive Plan (the “Nonqualified Plan”) in 1995 in order to provide certain management employees, including executives, the ability to make up for certain benefits that would normally be provided under S&T Bank’s qualified plans except for federal tax laws setting annual compensation limits for qualified plans and additional limitations related to highly compensated employees. S&T Bank makes employer contributions to this plan that cannot be made to the qualified plans due to the aforementioned limits. During 2007, S&T contributed to the Nonqualified Plan for James C. Miller $23,600; for Todd D. Brice $8,000; for Robert E. Rout $3,760; for Edward C. Hauck $1,927; and for David L. Krieger $5,929.

S&T’s executives frequently drive vehicles on company business. Therefore, S&T provides either a company car or a car allowance to executives. Executives are responsible for reporting the amount of personal use of company cars to S&T, so that the taxable income from such use can be reported in the executives’ compensation. Executives who do not have a company car receive an annual car allowance of $6,000 that is fully taxable compensation.

Other benefits generally provided to all officers and full-time employees include a qualified defined benefit plan and the S&T Bank Welfare Benefit Plan. The latter has provisions for medical reimbursement, dental coverage, vision care coverage, long-term disability income, a health reimbursement account and life insurance. Relocation benefits also are reimbursed but are individually negotiated when they occur. If S&T hires or initiates a transfer of an employee with special skills and requires a relocation of more than 35 miles, the employee is eligible for reimbursement of the costs of house hunting trips, closing on the sale of the old home and the purchase of the new home, temporary living quarters and moving household goods and furniture. In these circumstances, S&T will also gross up taxable relocation reimbursements for federal taxes.

Stock Ownership Guidelines

The Compensation Committee continues to believe that stock ownership in S&T is important to align shareholder and management interests. On December 17, 2007, the Compensation Committee adopted stock ownership guidelines for certain executives beginning on January 1, 2008. Under the guidelines, the Named Executive Officers should own Common Stock having a market value equal to at least three times base salary; executive vice presidents should own at least two times base salary; and senior vice presidents at least one times base salary. The guidelines do not establish a deadline for compliance with the stock ownership requirements; however, as noted earlier, the executives are limited to selling 25% of vested shares of restricted stock until meeting the guidelines.

In addition to stock options and unvested restricted shares, Messrs. Miller and Brice directly or indirectly own 56,957 and 54,530 shares of Common Stock, respectively. This significant interest in S&T’s Common Stock is considered to be beneficial to the common interests of shareholders and management.

Employment Agreements

The Company does not provide employment agreements for any of the Named Executive Officers. S&T believes in a policy of “at will” employment arrangements.

Change in Control

In designing compensation arrangements for senior management, the Compensation Committee understands that the hiring and retention of quality senior management talent could be hindered if S&T offers no protection against the possible loss of compensation or position through a change in control. Further, S&T believes that it is important to reduce the conflict of interest that senior management could experience in a change of control situation.

In accordance with its general philosophy that senior management’s interest be aligned with shareholders’ interests, effective January 1, 2007, S&T entered into change in control agreements with selected officers in senior management, including all the Named Executive Officers. The agreements provide that if the employment of the chief executive officer or the president is terminated, without cause, or the chief executive officer or president voluntarily terminates employment following a “constructive termination” (as defined below) within three years of a change in control (as defined below), he will receive a lump sum payment in cash that equals 300 percent of his base salary.

The agreements define “constructive termination” as any of the following:

•

Following a change in control, the assignment to the executive of any duties inconsistent with the executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or the relocation of the location of the executive’s place of employment to a location more than 40 miles from its location prior to the change in control;

•

Following a change in control, S&T’s failure to continue to provide the executive with benefits substantially similar to those enjoyed by the executive under any of S&T’s pension, life insurance, medical, health and accident, disability or other welfare plans in which the executive was participating at the time of the change in control, unless the nature of the change in benefit levels is consistent with changes to benefits levels provided to employees at the same or equivalent level or title as the executive; or the failure by S&T to provide the executive with the number of paid vacation days to which the executive is entitled to on the basis of years of service with S&T in accordance with S&T’s normal vacation policy in effect at the time of a change in control;

•	Any failure by any successor of S&T to adhere to the terms of the agreement;

•	Following a change in control, a reduction of more than ten percent in the executive’s annual base salary by S&T;

•

Following a change in control, any other action which in the executive’s good faith judgment results in a diminution in the executive’s position, authority, duties or responsibilities, unless, in the case of the first such action, such action is remedied promptly after receipt of notice of objection to S&T by the executive; or

•

Involuntary termination of the executive by S&T, other than termination for cause, within six months prior to a change in control will be treated for the purpose of this Agreement as a constructive termination.

A “change in control” is defined in the agreements as the occurrence of any of the following:

•

Any person, other than a pension, profit-sharing or other employee benefit plan established by S&T or S&T Bank, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of S&T representing 25% or more of the combined voting power of S&T’s then outstanding securities;

•

During any period of two consecutive years, individuals who at the beginning of such period constitute the S&T Board of Directors of S&T cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least a majority of the directors then in office who were directors at the beginning of the period;

•

The shareholders of S&T approve a merger or consolidation of S&T with any other corporation, other than a merger or consolidation which would result in the voting securities of S&T outstanding immediately prior thereto continuing to represent at least 50% of the total voting power represented by the voting securities of S&T or the surviving entity outstanding immediately after such merger or consolidation;

•	The S&T shareholders or the S&T Board or S&T Bank approve a plan of complete liquidation or an agreement for the sale of or disposition of all or substantially all of the S&T’s or S&T Bank’s assets;

•

Any person shall have commenced a tender or exchange offer to purchase shares of Common Stock such that upon consummation of such offer such person would own or control 25% or more of the outstanding shares of Common Stock;

•

Any person shall have filed an application or notice with any federal or state regulatory agency for clearance or approval to (i) merge or consolidate, or enter into any similar transaction, with S&T or S&T Bank, (ii) purchase, lease or otherwise acquire all or substantially all of the assets of S&T or S&T Bank or (iii) purchase or otherwise acquire (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 25% or more of the voting power of S&T or S&T Bank; or

•

Any other event that constitutes a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act or any successor provision.

The agreements specifically exclude public stock offerings by S&T and convertible debt offerings by S&T from the definition of “change in control.”

Each agreement provides that if any of the other Named Executive Officers’ employment is terminated, without cause, or the Named Executive Officer voluntarily terminates employment following a “constructive termination” (as defined in the agreement) within two years of a change of control, he will receive a lump sum payment in cash that equals 200 percent of his base salary. The payment will be made no later than ten business days after the date of termination, subject to a six-month delay for compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), if necessary. (See “Tax Considerations” described herein). Each agreement provides that if the executive’s employment is terminated, without cause, within the three or two years of a change in control, as applicable for that particular executive, he will receive life insurance, health, disability and other welfare benefits substantially similar in all respects to those which the executive was receiving immediately prior to the triggering event. These additional benefits will continue for three years for the chief executive officer and the president and for two years for the other Named Executive Officers. Each agreement provides that, in the event any benefit received by a Named Executive in connection with a change in control or in connection with the termination of the Named Executive’s employment (whether pursuant to the agreement or any other plan, arrangement or agreement) (collectively, the “Total Benefits”) would be subject to the excise tax imposed under Section 4999 of the Code (the golden parachute excise tax), then the Total Benefits will be reduced to the extent necessary so that no portion of the Total Benefits is subject to such excise tax. The Compensation Committee believes that the agreement provides reasonable protection to the individual members on the senior management team and thereby aligns senior management’s interest with S&T’s shareholders.

Tax Considerations

The Compensation Committee believes that it has structured the compensation program to comply with Code Sections 162(m) and 409A. Section 162(m) of the Code generally denies a deduction to any publicly held corporation for compensation paid to its chief executive officer and its four other highest paid executive officers to the extent that any such individual’s compensation exceeds $1 million. “Qualified Performance-based compensation” (as defined for purposes of Section 162(m)) is not taken into account for purposes of calculating the $1 million compensation limit, provided certain disclosure, shareholder approval and other requirements are met. The Compensation Committee is monitoring the effects of S&T’s compensation programs with regard to Section 162(m). To date, S&T has not suffered a loss of compensation deduction as a result of the $1 million limitation, and the Compensation Committee intends to take actions to minimize S&T’s exposure to nondeductible compensation expense under Section 162(m) of the Code. While keeping this goal in mind, however, the Compensation Committee reserves the right to maintain flexibility with respect to S&T’s executive compensation programs, including the awarding of compensation that may not be deductible when it believes that such payments are appropriate and in the best interests of the shareholders.

Section 409A is a relatively recent provision of the Code. If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A of the Code, and such benefits do not comply with Section 409A of the Code, the executive would be subject to adverse tax treatment, including accelerated income recognition (in the first year that benefits are no longer subject to a substantial risk of forfeiture) and a 20% penalty tax pursuant to Section 409A of the Code. The Internal Revenue Service has extended the transition relief period for amending plans to comply with Section 409A of the Code through December 31, 2008. S&T is continuing to evaluate the impact of Section 409A of the Code on its compensation and benefits plans, programs and arrangements and may modify certain of them as a result of that evaluation.

COMPENSATION COMMITTEE REPORT

We, the Compensation Committee of the Board of Directors of S&T Bancorp, Inc. (“S&T”), have reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with S&T’s management, and, based on such review and discussion, have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and S&T’s Annual Report on Form 10-K for the year ended December 31, 2007.

Compensation Committee:

Samuel Levy (Chairman);

John Delaney,

Michael Donnelly;

Joseph Kirk;

Alan Papernick; and

Charles Spadafora

REMUNERATION OF EXECUTIVE OFFICERS

The following table provides information concerning remuneration of the Chief Executive Officer, the Chief Financial Officer and the three other most highly compensated Executive Officers of S&T (collectively, the “Named Executive Officers”) during 2007. S&T has not entered into any employment agreements with any of the Named Executive Officers.

Summary Compensation Table for Fiscal Year 2007

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Change in Pension Value ($)(5)	All Other Compensation ($)(6)	Total ($)
J.C. Miller	2007	$490,000		$171,500	$114,620	$32,963	$224,500	$68,770	$877,853
Chairman and Chief Executive Officer	2006	$470,000	$30,000		$6,582	$32,963	$247,400	$47,606	$834,551

R.E. Rout	2007	$250,000		$87,500	$58,469	$24,173	$63,400	$38,994	$459,136
Senior Executive Vice President, Chief Financial Officer and Secretary	2006	$235,000	$22,010		$3,949	$24,173	$54,500	$31,593	$371,225

T.D. Brice	2007	$300,000		$105,000	$723	$27,469	$56,600	$49,181	$482,373
President, Chief Operating Officer and Director	2006	$285,000	$25,000		$3,949	$27,469	$58,500	$39,939	$439,857

D.L. Krieger	2007	$275,000		$75,000	$64,333	$24,173	$30,200	$59,623	$498,128
Senior Executive Vice President	2006	$275,000	$22,000		$3,949	$24,173	$76,100	$34,856	$436,078

E.C. Hauck	2007	$232,000		$79,250	$54,264	$24,173	$62,700	$26,442	$416,129
Senior Executive Vice President	2006	$223,000	$22,000		$3,949	$24,173	$69,200	$28,702	$371,024

(1)	This column includes a discretionary bonus approved by the Compensation Committee on December 18, 2006, and paid on January 25, 2007. The bonus was paid in cash in lieu of a grant of nonstatutory stock options and was equal to $2 times the number of shares granted to the executive in 2005.
(2)	This column includes the management incentive bonus for 2007 paid on January 10, 2008. See the Compensation Discussion and Analysis — Short-Term Incentive Award on page 14.
(3)

Amounts in this column represent the FAS 123R expense recognized in 2007 and 2006 for Common Stock granted on December 17, 2007 under the 2003 Plan and December 16, 2002, under the 1992 Plan respectively. The FAS 123R expense was based upon the fair market value of the stock on the date of the grant, and expensed over the requisite service period. The assumptions used in the valuation of stock awards are included in Notes A and O to S&T’s audited financial statements for the fiscal year ended December 31, 2007 included in S&T’s Annual Report on Form 10-K filed with the SEC on February 29, 2008.

(4)	Amounts in this column represent the FAS 123R expense recognized in 2007 and 2006 for all option awards under the 2003 Plan. The FAS 123R expense was based upon the fair market value of the option on the date of the grant, and expensed over the requisite service period. The assumptions used in the valuation of option awards are included in Notes A and O to S&T’s audited financial statements for the fiscal year ended December 31, 2007 included in S&T’s Annual Report on Form 10-K filed with the SEC on February 29, 2008.

(5)	This column shows the aggregate year-to-year change in the actuarial present value of the Named Executive Officer’s accrued pension benefit under all qualified and non-qualified defined benefit plans based on the assumptions used for FAS 87 “Employers’ Accounting for Pensions” accounting purposes at each measurement date. As such, the change reflects changes in value due to an increase or decrease in the FAS 87 discount rate as well as changes due to the accrual of plan benefits.
(6)	The compensation represented in the All Other Compensation column for the Named Executive Officers is detailed in the following table.

Name	Year	Company Contributions to Qualified Defined Contribution Plan(a)	Company Contributions to Nonqualified Defined Contribution Plan(b)	Company Car(c)	Country Club Dues(d)	Company Paid Life Insurance Premiums(e)	Restricted Stock Dividends(f)	All Other Compensation
J.C. Miller	2007	$18,000	$23,600	$10,364	$9,773	$6,732	$300	$68,770
	2006	$11,000	$6,760	$12,425	$9,239	$6,732	$1,450	$47,606

R.E. Rout	2007	$18,000	$3,760	$9,066	$4,373	$3,615	$180	$38,994
	2006	$11,000	$2,925	$10,950	$4,039	$1,809	$870	$31,593

T.D. Brice	2007	$18,000	$8,000	$11,937	$9,533	$1,531	$180	$49,181
	2006	$11,000	$5,800	$12,267	$9,035	$967	$870	$39,939

D.L. Krieger	2007	$18,000	$5,929	$29,969	$0	$5,544	$180	$59,623
	2006	$11,000	$5,250	$11,052	$1,140	$5,544	$870	$34,856

E.C. Hauck	2007	$18,000	$1,927	$7,704	$1,248	$3,336	$180	$32,396
	2006	$11,000	$2,234	$11,748	$1,140	$1,710	$870	$28,702

(a)	Contributions by S&T Bank to the Thrift Plan, which is a qualified defined contribution plan. S&T Bank makes matching contributions equal to 50% of the employee’s 401(k) contributions, up to 3% of the employee’s eligible compensation. In 2006 and 2007 respectively, S&T Bank also made a year-end profit sharing contribution equal to 2% and 5% of the employee’s eligible compensation. In 2006, the employee’s eligible compensation was $220,000. In 2007, the employee’s eligible compensation was $225,000.
(b)	Contributions by S&T Bank to the Nonqualified Benefit Plan that was established in order that certain management employees, including the Named Executive Officers, not lose benefits that would normally have accrued in qualified plans except for federal tax laws setting annual compensation limits for qualified plans and additional limitations related to highly compensated employees.
(c)	This column represents the aggregate incremental cost to S&T for providing a car to the Named Executive Officer. The cost includes the expense of depreciation, insurance, registration fees, maintenance and fuel (calculated by multiplying the actual miles for 2006 & 2007 respectively by an average cost per mile, assuming an estimated $2.55 and $2.76 per gallon). E.C. Hauck company car amount in 2007 includes $5,954 of personal car allowance and $1,750 of company car compensation. D.L. Krieger company car amount in 2007 includes $19,625 for the fair market value of the company car that S&T gave to him as part of his retirement package.
(d)	Membership dues paid to country clubs and social clubs. Expenses of a personal nature or related to a spouse are not paid by S&T.
(e)	This column includes the excess premiums reported as taxable compensation on the Named Executive Officer’s W-2 for life insurance at three times salary. This insurance benefit is provided to all full time employees on a nondiscriminatory basis.
(f)	Dividends on unvested restricted Common Stock, which are reported as taxable compensation on the Named Executive Officer’s W-2.

Grants of Plan-Based Awards for Fiscal Year 2007

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)(1)	Maximum ($)
J.C. Miller	12/17/2007	—		—	4,007	$122,474
			171,500
R.E. Rout	12/17/2007	—		—	2,044	$62,475
			87,500
T.D. Brice	12/17/2007	—		—	2,453	$74,976
			105,000
E.C. Hauck	12/17/2007	—		—	1,897	$57,982
			81,200
D.L. Krieger	12/17/2007	—		—	2,249	$68,741
			75,000

(1)	This column includes the target management incentive bonus for 2007 paid on January 10, 2008. See the Compensation Discussion and Analysis — Short-Term Incentive Awards on page 14.
(2)	The S&T Board awarded the restricted shares of Common Stock on December 17, 2007 with 25% vesting each year, beginning on January 1, 2009. The fair market value of S&T’s common stock on December 17, 2007 was $30.565 per share.

Outstanding Equity Awards At 2007 Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
J.C. Miller
Granted 12/20/1999	25,000		$22.88	12/20/2009
Granted 12/18/2000	25,000		$19.81	12/18/2010
Granted 12/17/2001	25,000		$24.40	12/17/2011
Granted 12/15/2003	15,000		$29.97	12/15/2013
Granted 12/20/2004	15,000		$37.08	12/20/2014
Granted 12/19/2005	3,750	11,250	$37.86	12/19/2015
Granted 12/17/2007					4,007	$110,753

R.E. Rout
Granted 12/21/1998	15,000		$27.75	12/21/2008
Granted 12/15/2003	10,000		$29.97	12/15/2013
Granted 12/20/2004	11,000		$37.08	12/20/2014
Granted 12/19/2005	2,750	8,250	$37.86	12/19/2015
Granted 12/17/2007					2,044	$56,496

T.D. Brice
Granted 12/17/2001	10,000		$24.40	12/17/2011
Granted 12/15/2003	10,000		$29.97	12/15/2013
Granted 12/20/2004	12,500		$37.08	12/20/2014
Granted 12/19/2005	3,125	9,375	$37.86	12/19/2015
Granted 12/17/2007					2,453	$67,801

D.L. Krieger
Granted 12/15/2003	5,000		$29.97	12/15/2013
Granted 12/20/2004	11,000		$37.08	12/20/2014
Granted 12/19/2005	2,750	8,250	$37.86	12/19/2015
Granted 12/17/2007					2,249	$62,162

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)

E.C. Hauck
Granted 12/15/2003	5,000		$29.97	12/15/2013
Granted 12/20/2004	11,000		$37.08	12/20/2014
Granted 12/19/2005	2,750	8,250	$37.86	12/19/2015
Granted 12/17/2007					1,897	$52,433

(1)	Unvested options granted on December 15, 2003 vested on January 1, 2007. Options granted on December 19, 2005 vest 25% each year beginning on January 1, 2007.
(2)	The S&T Board awarded the restricted shares of Common Stock on December 17, 2007 with 25% vesting each year, beginning on January 1, 2009. The fair market value of Common Stock on December 31, 2007 was $27.64 per share.

Option Exercises and Stock Vested in Fiscal Year 2007

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)
J.C. Miller	15,000	$120,225	1,000	$34,950
R.E. Rout	0	0	600	20,970
T.D. Brice	0	0	600	20,970
E.C. Hauck	0	0	600	20,970
D.L. Krieger	0	0	600	20,970

(1)	Mr. Miller exercised 15,000 options on August 17, 2007 with an average stock price of $37.765. These options were granted on December 21, 1998 with an exercise price of 27.75. No other option awards were exercised by the Named Executive Officers in the fiscal year ended December 31, 2007.
(2)	This column includes the shares of restricted stock awarded on December 16, 2002 under the 1992 Plan that vested on January 1, 2007. The stock awards vested at the average of the high and low price of Common Stock on December 29, 2006, which was $34.95.

Pension Benefits

Name	Plan Name	Number of years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
J.C. Miller	Employees’ Retirement Plan of S&T Bank	36	$1,161,300	—
	S&T Bancorp, Inc. Supplemental Savings, Make-up and Deferred Management Incentive Plan	36	$1,687,900

R.E. Rout	Employees’ Retirement Plan of S&T Bank	17	$385,300	—
	S&T Bancorp, Inc. Supplemental Savings, Make-up and Deferred Management Incentive Plan	17	$79,300

D.L. Krieger	Employees’ Retirement Plan of S&T Bank	23	$744,500	—
	S&T Bancorp, Inc. Supplemental Savings, Make-up and Deferred Management Incentive Plan	23	$331,100

T.D. Brice	Employees’ Retirement Plan of S&T Bank	23	$268,400	—
	S&T Bancorp, Inc. Supplemental Savings, Make-up and Deferred Management Incentive Plan	23	$84,300

E.C. Hauck	Employees’ Retirement Plan of S&T Bank	33	$708,000	—
	S&T Bancorp, Inc. Supplemental Savings, Make-up and Deferred Management Incentive Plan	33	$125,300

The present values shown above are based on benefits earned as of December 31, 2007 under the terms of the Employees’ Retirement Plan of S&T Bank (the “Retirement Plan”) and the S&T Bancorp, Inc. Supplemental Savings, Make-up and Deferred Management Incentive Plan as summarized below. Present values are determined in accordance with the assumptions used for purposes of measuring S&T Bank’s pension obligations under SFAS No. 87 as of December 31, 2007, including a discount rate of 6.25%, with the exception that benefit payments are assumed to commence at age 62, the earliest age at which unreduced benefits are payable. Mr. Krieger was eligible to retire and receive unreduced benefits as of December 31, 2007. Messrs. Miller, Rout and Hauck were eligible to retire as of December 31, 2007 and receive 98.75%, 69.17% and 65.83% of their benefits, respectively, based on the reduction for early retirement described below.

Employees’ Retirement Plan of S&T Bank

The Employees’ Retirement Plan of S&T Bank (“Plan”) is a defined benefit pension plan that covers substantially all employees. The Plan provides benefits that are based on years of service and compensation. Benefits payable under the Plan at normal retirement, age 65, are determined under the following formula.

1.0% of Average Final Compensation up to Covered Compensation, times Benefit Service

Plus

1.5% of Average Final Compensation in excess of Covered Compensation, times Benefit Service

For purposes of determining the normal retirement benefit, the terms used above have the following meanings:

•

Average Final Compensation is the average compensation received during the highest 5 consecutive years out of the last 10 years prior to retirement or termination of employment. Compensation generally means total cash remuneration determined before reductions for employee contributions for 401(k) or other pre-tax benefits, but does not include amounts deferred under the S&T Bancorp, Inc. Supplemental Savings, Make-up and Deferred Management Incentive Plan. Compensation is limited each year as required by Federal law (limit was $225,000 for 2007).

•

Covered Compensation is the average of the Social Security taxable wage bases in effect for each year in the 35-year period ending with the calendar year in which a participant retires or terminates employment.

•	Benefit Service generally means an employee’s period of employment with S&T Bank after attainment of age 21.

Participants’ benefits under the Plan are 100% vested after completion of five years. Participants who terminate employment prior to age 55 with a vested benefit are entitled to receive their full accrued benefit at normal retirement, age 65, or upon election, can receive actuarially reduced benefits as early as age 55. Participants who terminate employment after age 55 with at least 10 years of service are eligible to receive early retirement benefits under the Plan. Early retirement benefits are reduced 5/12 of 1% for each month by which the date benefit payments commence precedes age 62.

Accrued benefits under the Plan are payable in the form of a ten-year certain and life annuity that provides equal monthly payments for the participant’s life with a minimum of 120 monthly payments guaranteed. Married participants must receive their benefit in the form of a 50% joint and survivor annuity with 120 monthly payments guaranteed unless their spouse consents to a different form of a payment. A 50% joint and survivor annuity provides a reduced monthly payment for the participant’s life with 50% of the payment continuing for the spouse’s life following the participant’s death. Various optional annuity forms of payment are available under the Plan. All forms of payment are actuarially equivalent in value.

S&T Bancorp, Inc. Supplemental Savings, Make-up and Deferred Management Incentive Plan

As noted above under the definition of Average Final Compensation for the Employees’ Retirement Plan of S&T Bank, compensation deferred under the S&T Bancorp, Inc. Supplemental Savings, Make-up and Deferred Management Incentive Plan (the “Nonqualified Plan”) is not included as eligible compensation and includable compensation is limited as a result of maximums imposed by law. The Nonqualified Plan restores benefits that are not payable by the Employees’ Retirement Plan as a result of the executive’s election to defer compensation or as a result of the compensation limit. The provisions described above for the Employees’ Retirement Plan apply to this plan as well, with the exception that upon termination or retirement participants automatically receive their benefit in the form of an actuarially equivalent lump sum, which is credited to their account under this plan and paid out in accordance with their distribution election.

The Nonqualified Plan

Name	Executive Contributions in last FY ($)	Registrant Contributions in last FY ($)	Aggregate Earnings in last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
J.C. Miller	$17,700	$23,600	$27,640	$0	$680,489
R.E. Rout	25,831	3,760	11,043	0	279,852
T.D. Brice	6,000	8,000	1,316	0	49,516
E.C. Hauck	1,446	1,927	2,430	0	59,367
D.L. Krieger	4,447	5,929	5,907	0	148,738

The Nonqualified Plan offers certain management employees, including the Named Executive Officers, the opportunity to continue to defer income on a tax deferred basis that exceeds annual contribution or compensation limits for qualified plans. In addition, The Nonqualified Plan can be used by highly compensated employees who are limited to the 6% salary deferral limit to the Thrift Plan. The employee may elect to defer a percentage of compensation from each payroll under the Supplemental Savings provision. The employee may also elect to contribute at the same deferral rate as for the Thrift Plan after reaching a contribution or compensation limit under the Make-up provision. A senior management employee may elect to defer all or a portion of his or her short-term incentive award under the Deferred Management Incentive Plan provision.

S&T Bank makes employer matching and year end profit sharing contributions to the Nonqualified Plan that cannot be made to the qualified plans due to the aforementioned limits. The match is 3% of the deferral amount, except the match on deferrals under the Make-up provision, which are matched 50% on the first 6% of eligible compensation. The year end profit sharing bonus is at the same percentage as for the Thrift Plan and applies to eligible compensation that exceeds the compensation limit for qualified plans. Beginning in 2008, the matching contributions equal 100% of the first 1% of the employees’ eligible compensation and 50% of the next 5% of the employees’ eligible compensation, up to a maximum of 3.5% of the employees’ eligible compensation.

The employee deferrals and employer contributions are invested equally in two large capitalization mutual funds in a Rabbi Trust. The Thrift Plan Committee at S&T Bank determines the investment vehicles in the Rabbi Trust, which currently are Vanguard 500 Index Fund and Selected American Shares D.

As described earlier, distributions from the Nonqualified Plan are in accordance with the participant’s distribution election. The Nonqualified Plan is subject to the provisions of Code Section 409A. S&T is administering the plan in good faith compliance with the existing provisions of Code Section 409A, while awaiting final Internal Revenue guidelines.

Termination of Employment and Change-in-Control Arrangements

The Named Executive Officers would receive payments from S&T in connection with a termination from employment. The amount of the payment would vary, depending upon whether the termination was due to resignation, retirement, severance, constructive termination or change in control of S&T. In the event of death, the Named Executive Officer’s beneficiary, heirs or estate would be entitled to certain payments.

Resignation. There are no employment agreements between S&T and any of the Named Executive Officers; therefore, in the event of resignation, the Named Executive Officer would receive salary payments and participate in S&T’s benefit plans through the date of separation from employment. There would be no additional payments. The Named Executive Officer would forfeit any unexercised nonstatutory stock options under the 1992 Plan immediately following the date of separation from employment. Nonstatutory stock options under the 2003 Plan would be forfeited if not exercised within one month of separation from service.

Retirement. Upon retirement, the Named Executive Officers would receive pension benefits as described above in Employees’ Retirement Plan of S&T Bank and the S&T Bancorp Inc. Supplemental Savings, Make-up and Deferred Management Incentive Plan. Married participants must receive their benefit in the form of a 50% joint and survivor annuity with 120 monthly payments guaranteed unless their spouse consents to a different form of a payment. Various optional annuity forms of payment are available under the Retirement Plan. All forms of payment are actuarially equivalent in value.

	The Retirement Plan		The Nonqualified Plan, Lump Sum Benefit as of 1/1/2008(3)
	Date Payable(1)	Annual Benefit(2)
J.C. Miller	1/1/2008	$99,600	$1,544,700
R.E. Rout	1/1/2008	$33,800	$78,400
T.D. Brice	age 65	$64,300	$40,500
D.L. Krieger	1/1/2008	$65,800	$356,327
E.C. Hauck	1/1/2008	$61,500	$123,500

(1)	Messrs. Miller, Rout, Krieger and Hauck were eligible to retire and receive 98.75%, 69.17%, 100% and 65.83%, respectively, of their benefits payable on January 1, 2008 as described in Employees’ Retirement Plan of S&T Bank above. Mr. Brice was not eligible for early retirement as of December 31, 2007, and is presented at what his respective benefit would be upon retirement at age 65 if he had terminated employment on December 31, 2007.
(2)

The Named Executive Officers are married participants and must receive their benefit in the form of a 50% joint and survivor annuity with 120 monthly payments guaranteed unless their spouse consents to a different form of a payment. The annual benefits shown in this column are payable for the participant’s life with a minimum of 120 monthly payments guaranteed. After 120 monthly payments have been made, 50% of the amount shown continues for the spouse’s life following the participant’s death. If the Named Executive Officer became deceased prior to retiring, the Named Executive Officer’s surviving spouse would receive the amount shown for ten years commencing as of the date shown, reducing to 50% of the amount shown after ten years and continuing for the remainder of her lifetime.

(3)	The Named Executive Officer receives a lump sum payment upon retirement or termination as described above in S&T Bancorp, Inc. Supplemental Savings, Make-up and Deferred Management Incentive Plan. The lump sum payment is determined as the present value of a ten-year certain and life annuity based on an interest rate of 8.0% and a mortality table specified by the terms of the plan, and is deposited into the Named Executive Officer’s Nonqualified Plan deferred compensation account. Currently, the Named Executive Officers have elected to receive a lump sum distribution at age 70, but may change their elections to an earlier date.

The Named Executive Officer continues to hold any unexercised nonstatutory stock options granted under the 1992 Stock Plan for the earlier of five years or the normal expiration date of the option. Nonstatutory stock options granted under the 2003 Stock Plan are held until the normal expiration date of the option. Unvested options continue to vest according to the original vesting schedule for the grant.

Severance, constructive termination and change in control. As described in the “Compensation, Discussion and Analysis,” during 2007, S&T had change in control agreements with all Named Executive Officers. Each agreement provided that if the executive was terminated within one year following the occurrence of certain “changes in control” of S&T or of S&T Bank that were not pre-approved by the S&T Board, or if the executive voluntarily terminated his employment with S&T under certain specified circumstances following a change in control (i.e., constructive termination), the Named Executive Officer would be entitled to receive a lump sum cash payment based on his salary immediately preceding the change in control and to receive certain continuing S&T employee benefits for one year. In general, the agreement defines a change in control as when a “person” (as such term is used in the Sections 13(d) and 14(d) in the Exchange Act) assumes beneficial ownership of 10% or more of S&T’s Common Stock. In addition, unvested nonstatutory stock options would immediately vest and become exercisable, under the 1992 Plan and the 2003 Plan. The following table provides the payments that each Named Executive Officer would have received in connection with severance, constructive termination or change in control of S&T at December 31, 2007:

Name	Multiple of Salary	Lump Sum Payment	Value of Vesting Nonstatutory Stock Options(1)	Value of Welfare Benefits(2)	Total Value of Payments
J.C. Miller	3X	$1,470,000	$0	$14,274	$1,484,274
R.E. Rout	2X	$500,000	$0	$14,031	$514,031
T.D. Brice	3X	$900,000	$0	$14,274	$914,274
D.L. Krieger	2X	$550,000	$0	$8,573	$558,573
E.C. Hauck	2X	$464,000	$0	$9,743	$473,743

(1)	The unvested nonstatutory options were not in the money as of December 31, 2007; therefore, the Named Executive Officer would have realized no value resulting from the vesting.
(2)	The value of welfare benefits for 12 months is comprised of health benefits at the COBRA premium rate and of life insurance, accidental death and disability insurance and long-term disability insurance at the current premiums paid by S&T.

Effective January 31, 2007, S&T entered into new change in control agreements with all of the Named Executive Officers. The new agreements are described in the “Compensation, Discussion and Analysis — Change in Control” on page 17.

Death. Upon the death of a Named Executive Officer, except for what is described above for termination due to retirement, there are no payments above the life and accidental death and dismemberment insurance proceeds through the S&T Bank Welfare Benefit Plan. The heirs or estate of the Named Executive Officer will receive any unexercised nonstatutory stock options for the remaining term of the option. Unvested options continue to vest according to the original vesting schedule for the grant.

DIRECTOR COMPENSATION

The following table provides information concerning compensation paid by S&T Bank to its non-management directors during 2007.

Director Compensation Table for Fiscal Year 2007

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(4)(5)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
T. Brice	$32,900	$19,644	$0	$0	$0	$0	$52,544
J. Carino	35,200	19,644	0	0	0	0	54,844
J. Delaney	35,800	19,644	0	0	0	0	55,444
M. Donnelly	37,200	19,644	0	0	0	0	56,844
W. Gatti	36,500	19,644	0	0	0	0	56,144
R. Grant(1)	10,150	0	0	0	0	0	10,150
J. Grube	39,300	19,644	0	0	0	0	58,944
F. Jones	46,100	19,644	0	0	0	0	65,744
J. Kirk	55,600	19,644	0	0	0	0	75,244
S. Levy(2)	41,300	19,644	0	0	0	0	60,944
J. Milano	41,700	19,644	0	0	0	0	61,344
C. Olson	26,900	19,644	0	0	0	0	46,544
A. Papernick	32,100	19,644	0	0	0	0	51,744
M. Sampson(3)	2,500	0	0	0	0	0	2,500
C. Spadafora	37,600	19,644	0	0	0	0	57,244

(1)	Director Grant became Emeritus effective April 16, 2007. Her stock awards continue to vest according to the original terms of the grant.
(2)	Director Levy will retire from the Board of Directors effective on April 21, 2008. His stock awards will continue to vest according to the original terms of the grant.
(3)	Director Sampson passed away on March 7, 2007. His estate received his stock awards, which continue to vest according to the original terms of the grant.
(4)	The S&T Board awarded the restricted shares of Common Stock on April 16, 2007 with 100% vesting on April 16, 2008. The fair market value of S&T’s common stock on April 16, 2007 was $32.905 per share. This column includes the value of these stock awards, all of which were under the 2003 Plan. The value is the amount recognized for financial statement reporting purposes with respect to fiscal year 2007 in accordance with FAS 123R. The assumptions used in the valuation of option awards are included in Notes A and O to S&T’s audited financial statements for the fiscal year ended December 31, 2007 included in S&T’s Annual Report on Form 10-K filed with the SEC on February 29, 2008.
(5)	As of December 31, 2007, each director, except for Directors Grant and Sampson, had restricted stock awards of 597 shares. Also, each director had the following number of outstanding options to purchase the indicated number of shares of Common Stock: Thomas Brice, 30,500 shares; James Carino, 30,500 shares, John Delaney, 30,500 shares; Michael Donnelly, 15,500 shares; William Gatti, 30,500 shares; Jeffrey Grube, 30,500 shares; Frank Jones, 30,500 shares; Joseph Kirk, 30,500 shares; Samuel Levy, 30,500 shares; James Milano, 0 shares; Christine Olson, 30,500 shares; Alan Papernick, 30,500 shares; and Charles Spadafora, 25,500 shares.

Directors Compensation

Employee members of the S&T Board receive no additional compensation for participation on the S&T Board. Non-employee Directors receive compensation as noted below.

Directors
Annual Cash Retainer	$12,500
Stock Award	20,000
Board Meeting Attendance Fee	1,000
Board Meeting Fee (phone)	500
Board Committee Fee	800
Board Committee Fee (phone)	500
Training/Seminar Fee (on-site)	800
Training/Seminar Fee (off-site)	1,000

Committee Chairperson Retainer
Audit	$10,000
Nominating and Corporate Governance	5,000
Compensation and Benefits	5,000
Wealth Management Group Oversight	1,000

S&T Bank has a loan committee comprised of directors who serve on a rotating basis. The directors are compensated $800 per meeting attended.

RELATED PERSON TRANSACTIONS

Transactions with Related Parties

S&T Bank has made, and expects to make in the future, extensions of credit in the ordinary course of business to certain directors and officers. These loans are made on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the same time for comparable transactions with others. Such loans do not involve more than normal risk of collectability or present unfavorable features.

On January 31, 1992, S&T Bank entered into a limited partnership arrangement with RCL Partners, Inc. for the construction of 30 apartments in Indiana, Pennsylvania targeted for senior citizens. Total investment by S&T Bank was $1,761,766 and entitled S&T Bank to certain tax credits, tax depreciation benefits and a share of cash flows under the Code Section 42 program. Director Delaney (and affiliated parties) and Director Gatti (and affiliated parties) each hold a one-third interest in RCL Partners, Inc.

During 2007, S&T Bank made payments of $145,861 to Director Olson, and affiliates, for the lease of operations, branch and administrative facilities. The details of the transactions with Director Olson are described in the paragraphs below.

On October 1, 1986, S&T Bank entered into an agreement to lease, from Director Olson and Michael Toretti as trustees under an irrevocable trust, a building and land used as S&T Bank’s North Fourth Street branch and operations center. The terms of the agreement provide for payment of $10,000 per month for the first five years and options to renew for four, five-year terms with rent for each option term to be the rent from the previous term, plus 5%. On October 1, 2006, S&T Bank exercised its fourth renewal option at $12,155 per month. Additionally, in September 2006, S&T Bank exercised an extension agreement beginning October 1, 2011 providing for four 5-year terms at the same terms and conditions of the original lease. During 2007, S&T paid $145,861 under this lease.

During 2007, S&T Bank made payments of $515,533 to a company owned by Director Thomas A. Brice for the purchase of furniture and other furnishings. In addition, Director Thomas A. Brice has a son, Todd D. Brice, who is a director and is employed by S&T and S&T Bank as president and chief operating officer and earned $405,000 in salary and bonuses in 2007, as disclosed in the Summary Compensation Table.

On May 4, 2001, S&T Insurance Group, LLC, and Attorneys Abstract Company, Inc. entered into an agreement to form S&T Settlement Services, LLC (“STSS”), with respective ownership interests of 55% and 45%. STSS is a title insurance agency serving commercial customers. S&T Bank owns a 100% interest in S&T Insurance Group, LLC; Director Papernick owns 66.67% of the stock of Attorneys Abstract Company, Inc., which received $104,752 in 2007 from its interest in STSS. In addition, Director Papernick has a son who has a material interest in the law firm Papernick & Gefsky, LLC, which provided services to S&T Bank and received payments of $26,165 during 2007.

Director Gatti has a son who has material interest in Trek Development Group, which is typically the general partner or co-general partner, project developer, consultant and syndicator for Code Section 42 Low Income Housing projects in which S&T Bank invests as limited partner. Multiple projects received a total of $62,486 of developer fees in 2007.

See also “Compensation Committee Interlocks and Insider Participation.” on page 8.

Review, Approval or Ratification of Transactions with Related Persons

S&T has a written policy for the review, approval or ratification of transactions with Related Persons and Related Parties (collectively, the “Related Parties”). On an annual basis, each director and executive officer must submit a Director and Executive Officers’ Questionnaire (the “Questionnaire”) for the purpose of assisting in the administration of this policy. The Questionnaire requests the identification of the Related Parties.

Any person nominated to stand for election as a director must submit a Questionnaire no later than the date of his or her nomination. Any person who is appointed as a director or an executive officer must submit a Questionnaire prior to such person’s appointment as a director or executive officer, except in the case of an executive officer where due to the circumstances it is not practicable to submit the Questionnaire in advance, in which case the Questionnaire must be submitted as soon as reasonably practicable following the appointment.

Directors and executive officers are expected to notify the Senior Risk Management Officer of any updates to the list of Related Parties. The Senior Risk Management Officer disseminates a Related Party master list as appropriate within S&T. The recipients of the master list utilize the information contained therein in connection with their respective business units, departments and areas of responsibility to effectuate this policy.

The S&T Board has determined that the Nominating Committee is best suited to review and approve Related Party Transactions.

At each calendar year’s first regularly scheduled Nominating Committee meeting, management recommends Related Party Transactions to be entered into by S&T for that calendar year, including the proposed aggregate value of such transactions if applicable. In addition, the Nominating Committee reviews any previously approved or ratified Related Party Transactions that remain ongoing. Based on all relevant facts and circumstances, taking into consideration S&T’s contractual obligations, the Nominating Committee determines if it is in the best interests of S&T and its shareholders to approve or disapprove such proposed transactions or to continue, modify or terminate ongoing Related Party Transactions.

At each subsequently scheduled meeting, management updates the Committee as to any material change regarding approved Related Party Transactions.

In the event management recommends any further Related Party Transactions subsequent to the first calendar year meeting, such transactions may be presented to the Committee for approval or preliminarily entered into by management subject to consultation with the Committee Chairperson, and ratification by the Committee at the next scheduled meeting; provided that if ratification shall not be forthcoming, management will make all reasonable efforts to cancel or annul such transaction.

The Nominating Committee has reviewed the types of Related Party Transactions described below and determined that each of the following Related Party Transactions will be deemed to be pre-approved by the Committee:

1.	Any compensation paid to executive officers provided S&T’s Compensation and Benefits Committee approved or recommended that the Board of Directors approve such compensation.

2.	Any compensation paid to a director if the compensation is required to be reported in S&T’s proxy statement under Item 402 of the SEC’s compensation disclosure requirements.

3.	Any transaction where the Related Party’s interest arises solely from ownership of Common Stock and all shareholders received the same benefit on a pro rata basis (e.g. dividends).

4.	Any transaction with a Related Party involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority.

5.	Any transaction with a Related Party involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees S&T’s financial reporting process on behalf of the S&T Board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.

The Audit Committee reviewed with the independent registered public accounting firm (“Independent Auditor”), who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgment as to the quality, not just the acceptability, of S&T’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards or as are required by Statement on Auditing Standards No. 61 (“Communication with Audit Committees”). The Audit Committee has received the written disclosures and the letter from the Independent Auditor required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”), and has discussed with the Independent Auditor the auditor’s independence. The Audit Committee has considered the compatibility of non-audit services with the auditor’s independence.

The Audit Committee discussed with S&T’s internal auditors and Independent Auditor the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and Independent Auditor to discuss the results of their examinations, their evaluations of S&T’s internal controls and the overall quality of S&T’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the S&T Board, and the S&T Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the SEC.

Submitted by the Audit Committee of the S&T Bancorp, Inc. Board of Directors:

Joseph Kirk (Chairperson);

Jeffrey Grube;

Frank Jones; and

James Milano

In accordance with and to the extent permitted by applicable law or regulation, the information contained in the Report of the Audit Committee and the Audit Committee Charter shall not be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, and shall not be deemed to be soliciting material or to be filed with the SEC under the Exchange Act.

SHAREHOLDER PROPOSALS

Any proposal that a shareholder of S&T intends to present at the 2009 S&T Annual Meeting of Shareholders must be received in writing by the Secretary of S&T at S&T’s Administrative Office (its principal executive offices), 800 Philadelphia Street, Indiana, Pennsylvania, on or before November 19, 2008. If such proposal is in compliance with all of the requirements of Rule 14a-8 under the Exchange Act, the proposal will be considered for inclusion in S&T’s proxy statement and proxy form relating to such meeting. Notice to S&T of a shareholder proposal submitted otherwise than pursuant to Rule 14a-8 will be considered untimely if received by S&T after February 2, 2009, and the persons named in the proxies solicited by S&T’s Board for its 2009 Annual Meeting of Shareholders may exercise discretionary voting power with respect to any such proposal as to which S&T does not receive a timely notice. Such proposals should be submitted by means that permit proof of the date of delivery, such as certified mail, return receipt requested.

OTHER MATTERS

Management knows of no other matters to be brought before the Annual Meeting. However, should any other matter requiring a vote of the shareholders properly come before the meeting, the persons named in the enclosed proxy will vote the shares represented by the proxies on such matter as determined by a majority of the S&T Board. Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them.

By Order of the Board of Directors,

/S/ ROBERT E. ROUT
Robert E. Rout Secretary

WE HAVE MAILED TO EACH PERSON BEING SOLICITED BY THE PROXY STATEMENT A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2007 (AS FILED WITH THE SEC, INCLUDING THE FINANCIAL STATEMENTS THERETO). WE WILL PROVIDE WITHOUT CHARGE TO EACH PERSON BEING SOLICITED BY THE PROXY STATEMENT, UPON THE WRITTEN REQUEST OF SUCH PERSON, ADDITIONAL COPIES OF OUR FORM 10-K. PLEASE DIRECT ALL SUCH REQUESTS TO: SECRETARY OF S&T, 800 PHILADELPHIA STREET, INDIANA, PENNSYLVANIA 15701. IN ADDITION, THE FORM 10-K AND EXHIBITS ARE AVAILABLE ON THE INTERNET AT WWW.STBANCORP.COM. THE FORM 10-K IS NOT PART OF THESE SOLICITATION MATERIALS.

March 19, 2008

REVOCABLE PROXY

S&T BANCORP, INC.

ANNUAL MEETING OF SHAREHOLDERS

April 21, 2008

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints James B. George and Delbert M. Baker or either of them, or any successors, with full powers of substitution, to act as attorneys and proxies for the undersigned to vote all shares of the common stock of S&T Bancorp, Inc. (“S&T”), par value $2.50 per share (“S&T Common Stock”), which the undersigned is entitled to vote at the Annual Meeting of Shareholders (the “Meeting”), to be held at the S&T Training and Support Center, located at 355 North Fifth Street, Indiana, Pennsylvania, on April 21, 2008, at 10:00 a.m., Eastern Time, and at any and all adjournments thereof, as indicated on the reverse hereof.

Should the undersigned be present and elect to vote at the Meeting or at any adjournment thereof and after notification to the Secretary of S&T at the Meeting of the shareholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.

The undersigned acknowledges receipt from S&T prior to execution of this proxy of the Notice of Meeting and the Proxy Statement. The undersigned hereby revokes any and all proxies heretofore given with respect to the undersigned’s shares of S&T Common Stock.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE 2008 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 21, 2008.

S&T’s Proxy Statement for the 2008 Annual Meeting of Shareholders, and S&T’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 are available at http://ww3.ics.adp.com/streetlink/stba.

ANNUAL MEETING OF SHAREHOLDERS OF

S&T BANCORP, INC.

April 21, 2008

Please date, sign and mail your proxy card in the

envelope provided as soon as possible.

Please detach and mail in the envelope provided

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1,2,3 AND 4

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☑

1.	ELECTION OF DIRECTORS TO SERVE TERMS EXPIRING IN 2011

NOMINEES:

☐	FOR ALL NOMINEES	☐	Todd D. Brice
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	☐	William J. Gatti
☐	FOR ALL EXCEPT	☐	James V. Milano
	(See instructions below)	☐	Charles A. Spadafora

INSTRUCTIONS:

To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the block next to each nominee you wish to withhold, as shown here: ¢

2.	TO AMEND THE ARTICLES OF INCORPORATION AND BY-LAWS OF S&T BANCORP, INC. TO PROVIDE FOR THE ANNUAL ELECTION OF ALL DIRECTORS

☐	FOR	☐	AGAINST	☐	ABSTAIN

3.	TO RATIFY THE SELECTION OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR 2008

☐	FOR	☐	AGAINST	☐	ABSTAIN

4.	TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

☐	FOR	☐	AGAINST	☐	ABSTAIN

Only shareholders of record as of the close of business on February 27, 2008 are entitled to notice of and to vote at such meeting or any adjournment thereof.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1, AND FOR PROPOSALS 2, 3 AND 4. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, INCLUDING MATTERS RELATING TO THE CONDUCT OF THE MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN ACCORDANCE WITH THE DETERMINATION OF A MAJORITY OF THE BOARD OF DIRECTORS. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.  ☐

Signature of		Signature of
Shareholder	Date:	Shareholder	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.